News Release
HEALTHCARE REALTY REPORTS SECOND QUARTER 2026 RESULTS AND FURTHER INCREASES FULL YEAR 2026 GUIDANCE
NASHVILLE, Tennessee, July 30, 2026. Healthcare Realty Trust Incorporated (NYSE:HR) today announced results for the second quarter ended June 30, 2026. In addition, the Company announced an increased 2026 Normalized FFO guidance range of $1.62 to $1.66 per share (diluted), a $0.02 increase at the midpoint from April guidance, and an increased Same Store Cash NOI growth guidance range of 4.25% to 5.00% (+50bps increase at the low end and +25bps at the high end from April guidance).
SECOND QUARTER 2026 HIGHLIGHTS
•GAAP Net loss of $(0.13) per share, NAREIT FFO of $0.36 per share, Normalized FFO of $0.41 per share, and FAD of $109.4 million (payout ratio of 76%)
•Same store cash NOI growth of 5.1%, tenant retention of 88.5% and 4.8% cash leasing spreads
•Second quarter lease executions totaled 1.5 million square feet, including 350,000 square feet of new lease executions
•Since last quarter, closed or under contract/LOI on approximately $200 million of joint venture acquisitions (approximately $40 million at share) at a blended cash yield to the Company of approximately 7.5%
•Since last quarter, closed or under contract on $83 million (at share) of dispositions at a sub-5% cap rate
•Run Rate Net Debt to Adjusted EBITDA of 5.6x
•Issued $700 million of 3.00% Exchangeable Senior Notes due 2032. Proceeds were primarily used to repay the Company’s $600 million Senior Notes due 2026
•Repurchased 3.8 million shares of common stock in connection with the Exchangeable Senior Notes offering
•Entered into a $400 million unsecured delayed draw term loan agreement with a May 15, 2029 maturity date

SECOND QUARTER 2026 RESULTS

	SECOND QUARTER ENDED
	2026		2025
(in thousands, except per share amounts)	AMOUNT	PER SHARE	AMOUNT	PER SHARE
GAAP Net loss	$(43,514)	$(0.13)	$(157,851)	$(0.45)
NAREIT FFO, diluted	$126,142	$0.36	$120,371	$0.34
Normalized FFO, diluted	$143,703	$0.41	$143,736	$0.41

LEASING ACTIVITY
During the second quarter, the Company executed 323 new and renewal leases for 1.5 million square feet with a weighted average lease term of 5.7 years and average annual escalators of 3.0%. Key highlights include:
•CommonSpirit Health. 157,000 square feet of new and renewal leases, maintaining occupancy of more than 90% across five markets
•Wellstar Health System. 66,000 square feet of new and renewal leases in the Atlanta market across three properties that are 94% occupied
•Baylor Scott & White Health. 57,000 square feet of new and renewal leases in the Dallas/Ft. Worth market across seven properties that are 90% occupied
•Ascension Health. Renewed approximately 66,000 square feet across four on campus properties

CAPITAL ALLOCATION
Acquisition Activity
Since last quarter, the Company has closed or is under contract/LOI to acquire approximately $200 million of assets (approximately $40 million at share) in its strategic joint venture with KKR:

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•Port St. Lucie, FL. Acquired a newly constructed, surgery center-anchored MOB attached to a vibrant hospital for $21 million ($4 million investment at share). The Company now owns three properties totaling 110,000 square feet in the market
•Greenwich, CT. Acquired an exceptionally well-located, health system anchored MOB for $65 million ($13 million investment at share). The 106,000 square foot acquisition complements the Company’s 10 other assets in the market and expands our relationship with “A+” rated Yale New Haven Health and “BBB+” rated Stamford Health
•Other Acquisitions. Under LOI to acquire four additional assets in Charleston, SC, Seattle, WA and Denver, CO for $111 million ($22 million at share). The assets are located in attractive sub-markets adjacent to existing Company properties. The transactions are expected to close in the third quarter
Disposition Activity
Since last quarter, the Company has closed or is under contract to sell approximately $83 million (at share) of assets. Selected transactions include:
•Atlanta, GA. The Company is under contract for the opportunistic $36 million direct sale of a 59,000 square foot MOB to the affiliated hospital. The closing is expected to occur in the fourth quarter
•Austin, TX. During the quarter, the Company monetized a non-core retail property for $9 million
•Denver, CO. The Company is under contract for the sale of three land sites direct to the affiliated health system for $16 million. The sale is expected to occur by year-end 2026
Development and Redevelopment
During the second quarter, the Company leased approximately 60,000 square feet and invested approximately $25 million across its redevelopment portfolio.
In early July, the Company executed an LOI with Ascension Saint Thomas to launch a comprehensive redevelopment at the Ascension Saint Thomas West campus in Nashville, TN. Located in the heart of one of the most vibrant submarkets in Nashville, the hospital and health campus will undergo a $120 million modernization led by Ascension. Ascension's investment will include meaningful upgrades to clinical infrastructure, operating rooms, cardiac catheterization labs, as well as a new Heart and Kidney Transplant Center and a new Thoracic Surgery and Chest & Lung Center. Ascension is a Top 10 U.S. health system by revenue, and recently closed on its acquisition of AmSurg, a leading owner/operator of outpatient ambulatory surgery centers across the U.S.
Healthcare Realty will invest $35 million to modernize its three buildings and agreed to over 200,000 square feet of new and renewal leases across three campuses in the greater Nashville market with Ascension. These leases are expected to be signed in the third quarter.

Balance Sheet
As of June 30, 2026, the Company had approximately $1.6 billion of liquidity across the revolving facility (net of commercial paper issuance), delayed draw term loan, and cash on hand. Key capital market activity during the quarter includes:
•Issued $700 million of 3.00% Exchangeable Senior Notes due 2032. Proceeds were primarily used to repay the Company’s $600 million Senior Notes that was due to mature in August 2026 and concurrently repurchased 3.8 million shares of common stock for $75 million. The Notes are exchangeable at an initial exchange rate of 43.466 shares of the Company's common stock per $1,000 principal amount of Notes, which represents an initial exchange price of $23.01 per share. Additionally, the Company entered into capped call transactions for $29 million, with an initial cap price of $27.41 per share, to reduce potential future share dilution
•Entered into a $400 million unsecured delayed draw term loan with a May 15, 2029 maturity date. The Company has the ability to draw the proceeds at any time through May 15, 2027. As of June 30, 2026 there were no outstanding borrowings
DIVIDEND
The Board unanimously approved a common stock dividend in the amount of $0.24 per share to be paid on August 26, 2026, to Class A common stockholders of record on August 11, 2026. Additionally, the eligible holders of operating partnership units will receive a distribution of $0.24 per unit, equivalent to the Company's Class A common stock dividend.

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GUIDANCE
The Company further increased full year 2026 guidance ranges as follows:

		2026 GUIDANCE
	ACTUAL	PRIOR		CURRENT
	2Q 2026	LOW	HIGH	LOW	HIGH
Earnings per share	$(0.13)	$(0.05)	$0.05	$(0.15)	$(0.11)
NAREIT FFO per share	$0.36	$1.45	$1.51	$1.45	$1.51
Normalized FFO per share	$0.41	$1.59	$1.65	$1.62	$1.66
Same Store Cash NOI growth	5.1%	3.75%	4.75%	4.25%	5.00%
The 2026 annual guidance range reflects the Company's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, interest rates, and operating and general and administrative expenses. The Company's guidance does not contemplate impacts from gains or losses from dispositions, potential impairments, or debt extinguishment costs, if any. The Company's guidance also does not include any future acquisitions, developments or share issuances or repurchases, other than as discussed in the detailed guidance assumptions on Page 11 of the 2Q 2026 Supplemental. There can be no assurance that the Company's actual results will not be materially higher or lower than these expectations. If actual results or timing vary from these assumptions, the Company's expectations may change. See Page 11 of the 2Q 2026 Supplemental for additional details and assumptions.
EARNINGS CALL
On Friday, July 31, 2026, at 9:00 a.m. Eastern Time, Healthcare Realty Trust has scheduled a conference call to discuss earnings results, quarterly activities, general operations of the Company and industry trends.
Simultaneously, a webcast of the conference call will be available to interested parties at https://investors.healthcarerealty.com/corporate-profile/webcasts under the Investor Relations section. A webcast replay will be available following the call at the same address.
Live Conference Call Access Details:
•Domestic Dial-In Number: +1 833-461-5787
•All Other Locations: +1 585-542-9983
•Conference ID Number: 911 922 894

ABOUT HEALTHCARE REALTY
Healthcare Realty Trust Incorporated (NYSE: HR) is the largest public, pure-play owner, operator and developer of medical outpatient buildings in the United States.
For additional information contact InvestorRelations@healthcarerealty.com.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. In addition to the historical information contained within, this press release contains certain forward-looking statements with respect to the Company. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could," "budget" and other comparable terms. These forward-looking statements are based on the Company's current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Such risks and uncertainties include, among other things, the following: the Company’s expected results may not be achieved; risks related to future opportunities and plans for the Company, including the uncertainty of expected future financial performance and results of the Company;

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pandemics or other health crises; increases in interest rates; the availability and cost of capital at expected rates; competition for quality assets; negative developments in the operating results or financial condition of the Company's tenants, including, but not limited to, their ability to pay rent; the Company's ability to reposition or sell facilities with profitable results; the Company's ability to release space at similar rates as vacancies occur; the Company's ability to renew expiring leases; government regulations affecting tenants' Medicare and Medicaid reimbursement rates and operational requirements; unanticipated difficulties and/or expenditures relating to future acquisitions and developments; changes in rules or practices governing the Company's financial reporting; the Company may be required under purchase options to sell properties and may not be able to reinvest the proceeds from such sales at rates of return equal to the return received on the properties sold; uninsured or underinsured losses related to casualty or liability; the incurrence of impairment charges on its real estate properties or other assets; other legal and operational matters; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s filings and reports with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Moreover, other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in the Company’s filings and reports, including, without limitation, estimates and projections regarding the performance of development projects the Company is pursuing. For a detailed discussion of the Company’s risk factors, please refer to the Company's filings with the SEC, including this report and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

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Balance Sheet
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

ASSETS
	2Q 2026	4Q 2025
Real estate properties
Land	$1,055,183	$1,060,254
Buildings and improvements	8,696,204	8,514,165
Lease intangibles	412,116	455,254
Personal property	7,515	7,056
Investment in financing receivables, net	6,003	123,249
Financing lease right-of-use assets	74,273	75,083
Land held for development	52,942	57,535
Total real estate investments	10,304,236	10,292,596
Less accumulated depreciation and amortization	(2,559,332)	(2,397,795)
Total real estate investments, net	7,744,904	7,894,801
Cash and cash equivalents	18,987	26,172
Assets held for sale, net	95,895	143,580
Operating lease right-of-use assets	201,916	204,906
Investments in unconsolidated joint ventures	457,033	453,607
Other assets, net	482,416	487,795
Total assets	$9,001,151	$9,210,861

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND STOCKHOLDERS' EQUITY
Liabilities
Notes and bonds payable	$4,166,944	$3,911,423
Accounts payable and accrued liabilities	159,728	211,071
Liabilities of properties held for sale	14,099	15,160
Operating lease liabilities	161,462	162,922
Financing lease liabilities	74,099	73,130
Other liabilities	151,845	160,530
Total liabilities	4,728,177	4,534,236

Redeemable non-controlling interests	3,435	3,252

Stockholders' equity
Preferred stock, $0.01 par value; 200,000 shares authorized	—	—
Common stock, $0.01 par value; 1,000,000 shares authorized	3,427	3,516
Additional paid-in capital	8,940,542	9,137,257
Accumulated other comprehensive income (loss)	1,598	(5,174)
Cumulative net income attributable to common stockholders	84,668	128,238
Cumulative dividends	(4,813,087)	(4,646,944)
Total stockholders' equity	4,217,148	4,616,893
Non-controlling interest	52,391	56,480
Total equity	4,269,539	4,673,373
Total liabilities, redeemable non-controlling interests, and stockholders' equity	$9,001,151	$9,210,861

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Income Statements
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

	SECOND QUARTER ENDED		YEAR TO DATE		FULL YEAR
	2026	2025	2026	2025	2025
Revenues
Rental income	$270,550	$287,070	$538,125	$575,927	$1,138,056
Interest income	3,266	3,449	6,978	7,180	14,275
Other operating	8,033	6,983	15,736	13,371	28,215
Total revenues	281,849	297,502	560,839	596,478	1,180,546
Expenses
Property operating	98,981	104,197	199,039	214,094	424,855
General and administrative	14,361	23,482	31,704	37,011	72,569
Normalizing items [1]	(1,899)	(10,302)	(9,461)	(10,804)	(26,318)
Normalized general and administrative	12,462	13,180	22,243	26,207	46,251
Transaction costs	1,473	593	2,410	1,604	2,029
Depreciation and amortization	128,065	153,476	257,051	309,510	588,186
Total expenses	242,880	281,748	490,204	562,219	1,087,639
Other income (expense)
Interest expense before merger-related fair value	(34,992)	(42,766)	(67,891)	(87,131)	(166,396)
Merger-related fair value adjustment	(10,154)	(10,580)	(21,145)	(21,026)	(42,593)
Interest expense	(45,146)	(53,346)	(89,036)	(108,157)	(208,989)
Gain on sales of real estate properties and other assets	3,713	20,004	14,490	22,907	235,389
Loss on extinguishment of debt	(1,698)	—	(1,718)	—	(451)
Impairment of real estate assets and credit loss recoveries (reserves)	(42,741)	(142,348)	(41,757)	(154,429)	(364,598)
Equity income (loss) from unconsolidated joint ventures	2,929	158	3,425	159	(188)
Interest and other income (expense), net	19	(366)	27	(271)	(3,555)
Total other income (expense)	(82,924)	(175,898)	(114,569)	(239,791)	(342,392)
Net loss	$(43,955)	$(160,144)	$(43,934)	$(205,532)	$(249,485)
Net loss attributable to non-controlling interests	441	2,293	364	2,808	3,414
Net loss attributable to common stockholders	$(43,514)	$(157,851)	$(43,570)	$(202,724)	$(246,071)

Basic earnings per common share	$(0.13)	$(0.45)	$(0.13)	$(0.58)	$(0.71)
Diluted earnings per common share	$(0.13)	$(0.45)	$(0.13)	$(0.58)	$(0.71)

Weighted average common shares outstanding - basic	342,301	349,628	344,856	349,584	349,798
Weighted average common shares outstanding - diluted [2]	342,301	349,628	344,856	349,584	349,798

1Normalizing items primarily include restructuring, severance-related costs and other.
2Potential common shares are not included in the computation of diluted earnings per share when a loss exists (or when dividends paid are greater than income), as the effect would be an antidilutive per share amount. As a result, the outstanding limited partnership units in the Company's operating partnership ("OP"), totaling 4,247,299 units were not included.

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FFO, Normalized FFO and FAD
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

	SECOND QUARTER ENDED		YEAR TO DATE		FULL YEAR
	2026	2025	2026	2025	2025
Net loss attributable to common stockholders	$(43,514)	$(157,851)	$(43,570)	$(202,724)	$(246,071)
Net loss attributable to common stockholders per diluted share	$(0.13)	$(0.45)	$(0.13)	$(0.58)	$(0.71)

Gain on sales of real estate assets	(3,713)	(20,004)	(14,490)	(22,907)	(235,389)
Impairments of real estate assets	42,741	140,877	42,757	151,022	361,090
Real estate depreciation and amortization	126,955	152,936	254,876	308,224	586,146
Non-controlling loss from operating partnership units	(537)	(2,293)	(547)	(2,892)	(3,497)
Unconsolidated JV depreciation, amortization, gain and impairment	4,210	6,706	10,814	13,422	27,769
NAREIT FFO	$126,142	$120,371	$249,840	$244,145	$490,048
NAREIT FFO per common share - diluted	$0.36	$0.34	$0.71	$0.69	$1.38

Transaction costs	1,473	593	2,410	1,604	2,029
Debt financing costs	1,776	—	1,892	—	5,107
Restructuring and severance-related charges	3,021	10,302	10,583	10,804	26,318
Merger-related fair value adjustment	10,154	10,580	21,145	21,025	42,593
Other	1,137	1,890	2,215	3,880	2,851
Normalized FFO	$143,703	$143,736	$288,085	$281,458	$568,946
Normalized FFO per common share - diluted	$0.41	$0.41	$0.82	$0.80	$1.61

Non-real estate depreciation and amortization	789	1,184	1,452	2,452	6,114
Non-cash interest amortization, net	1,380	1,130	2,747	2,348	5,126
Straight-line amortization, net	(13,716)	(8,022)	(24,007)	(15,913)	(29,392)
Stock-based compensation	4,420	3,887	8,348	6,915	13,609
Unconsolidated JV non-cash items	(164)	(356)	(254)	(609)	(1,420)
Other	—	130	—	224	952
Maintenance capex	(27,052)	(26,335)	(54,153)	(59,301)	(115,633)
FAD	$109,360	$115,354	$222,218	$217,574	$448,302
Quarterly dividends and OP distributions	$83,354	$110,486	$168,168	$220,326	$391,368
FFO wtd avg common shares outstanding - diluted [1]	347,161	354,078	349,672	353,814	354,454

1The Company utilizes the treasury stock method, which includes the dilutive effect of nonvested share-based awards outstanding of 613,021 for the three months ended June 30, 2026. Also includes the diluted impact of 4,247,299 OP units outstanding.

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Non-GAAP Measures

Management considers funds from operations ("FFO"), FFO per share, normalized FFO, normalized FFO per share, and funds available for distribution ("FAD") to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure historical financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as “net income (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.” The Company defines Normalized FFO as FFO excluding acquisition-related expenses and other normalizing items that are unusual and infrequent in nature. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, and share-based compensation expense; and subtracting maintenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.

Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods. The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Cash NOI and Same Store Cash NOI are key performance indicators. Management considers these to be supplemental measures that allow investors, analysts and Company management to measure unlevered property-level operating results. The Company defines Cash NOI as rental income plus interest from financing receivables less property operating expenses. Cash NOI excludes non-cash items such as above and below market lease intangibles, straight-line rent, lease inducements, lease termination fees, financing receivable amortization, tenant improvement amortization and leasing commission amortization. Cash NOI is historical and not necessarily indicative of future results.

Same Store Cash NOI compares Cash NOI for stabilized properties. Stabilized properties are properties that have been included in operations for the duration of the year-over-year comparison period presented. Accordingly, stabilized properties exclude properties that were recently acquired or disposed of, properties classified as held for sale, properties undergoing redevelopment, and newly redeveloped or developed properties.
The Company utilizes the redevelopment classification for properties where management has approved a change in strategic direction through the application of additional resources, including an amount of capital expenditures significantly above routine maintenance and capital improvement expenditures.
Any recently acquired property will be included in the same store pool once the Company has owned the property for five full quarters. Newly developed or redeveloped properties will be included in the same store pool five full quarters after substantial completion.

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